EXHIBIT 99.1

Boise Cascade Corporation
Corporate Communications Department
1111 West Jefferson Street PO Box 50 Boise, ID 83728

News Release

Media Contact	Investor Contact
Ralph Poore	Vincent Hannity
Office 208 384 7294 Home 208 331 2023	Office 208 384 6390 Cell 208 890 6385

For Immediate Release:  April 20, 2004

BOISE ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

BOISE, Idaho — Boise Cascade Corporation (NYSE:BCC) today reported first quarter 2004 net income of $63.5 million, or 66 cents per diluted share, compared with a net loss of $27.5 million, or 53 cents per diluted share, in first quarter 2003.  Fourth quarter 2003 net income was $6.9 million, or 5 cents per diluted share.

The quarter’s results include a pretax gain of $59.9 million, or 40 cents per diluted share, from the sale of 79,000 acres of timberland in Louisiana. Before this special item, the company posted first quarter 2004 net income of $26.9 million, or 26 cents per diluted share.

FINANCIAL HIGHLIGHTS

($ in millions, except per-share amounts)

	1Q 2004	1Q 2003	4Q 2003

Sales	$3,530	$1,853	$2,352
Net income (loss)	$63.5	$(27.5)	$6.9
Net income (loss) per diluted share	$0.66	$(0.53)	$0.05
BEFORE SPECIAL ITEMS
Net income (loss)	$26.9	$(12.6)	$15.9
Net income (loss) per diluted share	$0.26	$(0.27)	$0.18

Sales in first quarter 2004 nearly doubled to $3.5 billion, compared with $1.9 billion in the first quarter a year ago.  Sales in fourth quarter 2003 were $2.4 billion.  Sales increased primarily because of

-more-

the acquisition of OfficeMax in December 2003 but were also aided by strong product prices in Boise Building Solutions.

REVIEW OF OPERATIONS

Boise Office Solutions

($ in millions)

	1Q 2004	1Q 2003	4Q 2003

Sales	$2,341	$938	$1,248
Operating income	$58.4	$20.7	$40.0
Operating margin	2.5%	2.2%	3.2%
BEFORE SPECIAL ITEM
Operating income	$58.4	$29.9	$40.0
Operating margin	2.5%	3.2%	3.2%

On December 9, 2003, Boise acquired OfficeMax, Inc.  Following that acquisition, the company began reporting two operating segments, Contract and Retail, within Boise Office Solutions, its office products distribution business. Taken together, the two operating segments make up the company’s Boise Office Solutions business.

For first quarter 2004, Boise Office Solutions sales increased 150% to $2.3 billion, compared with the same quarter a year ago.  Sales for locations operating in both periods, including OfficeMax locations on a pro forma basis, increased 5%.  Total pro forma sales of office supplies and paper increased 4%, sales of technology products increased 5%, and sales of furniture were up 4%.  Boise’s office papers sold through Boise Office Solutions increased 16% to 167,000 tons, compared with a year ago.

Boise Office Solutions operating income was $58.4 million, up from $20.7 million in first quarter 2003 and $40.0 million in fourth quarter 2003.  The results increased, relative to comparison periods, due to the OfficeMax acquisition.  The operating margin was 2.5%, compared with 3.2%, before a special item, in first quarter 2003 and 3.2% in fourth quarter 2003.

In first quarter 2004, Boise Office Solutions achieved $12.6 million of the $80 million in integration synergies expected for the year.  Integration costs of $8.9 million occurred primarily in the contract segment, as the business began to consolidate delivery warehouses, customer service centers, and administrative staffing.  Boise Office Solutions also recorded acquisition-related step-up costs of $4.5 million.

Below is the review of operations for the Boise Office Solutions Contract and Retail segments.

Boise Office Solutions, Contract Segment

($ in millions)

	1Q 2004	1Q 2003	4Q 2003

Sales	$1,120	$938	$965
Operating income	$34.4	$20.7	$33.9
Operating margin	3.1%	2.2%	3.5%
BEFORE SPECIAL ITEM
Operating income	$34.4	$29.9	$33.9
Operating margin	3.1%	3.2%	3.5%

Boise Office Solutions, Contract, sales of $1.1 billion in first quarter 2004 were 19% higher than sales in first quarter 2003 and 16% higher than in fourth quarter 2003.  Excluding foreign exchange gains, sales rose 15%.  Year-over-year same-location sales, excluding foreign exchange gains, in the first quarter rose 4%.

This segment reported first quarter 2004 operating income of $34.4 million, compared with $29.9 million, before a special item, in first quarter 2003 and $33.9 million in fourth quarter 2003.  The operating margin was 3.1%, compared with 3.2% before a special item, in first quarter 2003 and 3.5% in fourth quarter 2003.

Boise Office Solutions, Retail Segment

($ in millions)

	1Q 2004	4Q 2003

Sales	$1,221	$283
Operating income	$24.0	$6.1
Operating margin	2.0%	2.2%

Boise began reporting its Boise Office Solutions, Retail, segment on December 10, 2003.  In first quarter 2004, segment sales of $1.2 billion were 1% higher, and same-store sales were 3% higher, than pro forma sales in first quarter 2003.  Boise Office Solutions, Retail, reported operating income of $24.0 million and an operating margin of 2.0% in first quarter 2004.

Boise Building Solutions

($ in millions)

	1Q 2004	1Q 2003	4Q 2003

Sales	$852	$575	$776
Operating income (loss)	$68.4	$(8.5)	$37.6
BEFORE SPECIAL ITEM
Operating income (loss)	$68.4	$(8.5)	$52.3

Boise Building Solutions reported record operating income, before special items, of $68.4 million in first quarter 2004, compared with an operating loss of $8.5 million in the same quarter a year ago and operating income of $52.3 million, before a special item, in fourth quarter 2003.  Results were higher than comparison quarters due to very strong plywood, lumber, and engineered wood products markets.

Relative to first quarter 2003, average plywood prices increased 48%, and average lumber prices rose 26%.  Year over year, unit sales volumes for plywood and lumber volume declined because of the sale of our Yakima, Washington, wood products facilities in February 2004.  Building materials distribution sales increased 58%, compared with first quarter 2003. Sales of engineered wood products grew 33%.

Relative to fourth quarter 2003, average lumber prices increased 11%, while average plywood prices decreased 2%.  Unit sales volumes were 4% higher in plywood and lumber.

Boise Paper Solutions

($ in millions)

	1Q 2004	1Q 2003	4Q 2003

Sales	$475	$468	$451
Operating income (loss)	$27.8	$(0.7)	$(14.4)
BEFORE SPECIAL ITEMS
Operating loss	$(32.1)	$(0.5)	$(14.4)

Boise Paper Solutions reported an operating loss of $32.1 million in the first quarter before a pretax gain of $59.9 million on the previously announced sale of 79,000 acres of Louisiana timberland.  By comparison, the business lost $700,000 in first quarter 2003 and $14.4 million in fourth quarter 2003.  A reduction in linerboard and newsprint production during a major boiler rebuilding project in DeRidder, Louisiana, operating difficulties associated with adverse weather conditions, and other production issues all contributed to the loss in first quarter 2004.

Average net selling prices for Boise’s mix of paper products were down 5% from first quarter 2003 levels and up 1% from fourth-quarter levels.

OUTLOOK

“For Boise overall, we continue to expect significantly higher sales and income for full year 2004, relative to 2003, both as the result of the acquisition of OfficeMax and strong or improving performance in all of our businesses,” said George J. Harad, chairman and chief executive officer.

“In Boise Office Solutions, the second quarter of the year is always seasonally weak, for both the Contract and Retail segments.  We expect sales to decline sequentially and operating income to be substantially lower than in the first quarter.  However, we are pleased with the progress we are making in integrating OfficeMax into our operations and continue to expect to meet our targets for the full year of $80 million in integration synergies, same-store sales growth of 4% to 6%, and an operating margin of 2.4% to 2.6%.

“In Boise Building Solutions, we expect this year’s building season to continue to be robust and markets for wood products to remain strong through the summer,” Harad said.

“In Boise Paper Solutions, we have announced and are implementing price increases in our key grades, and our mills have returned to normal production levels,” he said.  “Boise Paper Solutions should return to profitability in the second quarter.”

About Boise Cascade Corporation

Boise, headquartered in Boise, Idaho, provides solutions to help customers work more efficiently, build more effectively, and create new ways to meet business challenges.  We own or control more than 2 million acres of timberland, primarily in the United States, to support our manufacturing operations.  Boise had sales of $8.2 billion in 2003.

Boise Office Solutions, headquartered in Itasca, Illinois, is a division of Boise and a premier multinational contract and retail distributor under the OfficeMax brand of office supplies and paper, technology products, and office furniture.  Boise Office Solutions had 2003 sales of $4.0 billion.

Boise Building Solutions, headquartered in Boise, Idaho, is a division of Boise and manufactures plywood, lumber, particleboard, and engineered wood products.  The business also operates 27 facilities that distribute a broad line of building materials, including wood products manufactured by Boise.  Boise Building Solutions posted manufacturing sales of $824 million and distribution sales of $2.0 billion in 2003.

Boise Paper Solutions, headquartered in Boise, Idaho, is a division of Boise and a manufacturer of office papers, a majority of which are sold through Boise Office Solutions.  Boise Paper Solutions also manufactures printing, forms, and converting papers; value-added papers; newsprint; containerboard and corrugated containers; and market pulp.  The division had 2003 sales of $1.9 billion.  Visit the Boise website at www.bc.com.

WEBCAST AND CONFERENCE CALL

Boise will host an audiovisual webcast and conference call on Tuesday, April 20, 2004, at noon Eastern Daylight Time, at which we will review the company’s recent performance and discuss the outlook for our businesses.  You can join the webcast through the Boise website. Go to www.bc.com, and click on Investor Relations to find the link to the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software.  To join the conference call, dial 800-374-0165 at least 10 minutes before the start of the call.  The archived webcast will be available on the Presentations page of the Investor Relations section of Boise’s website.

FORWARD-LOOKING STATEMENTS

The Outlook section of this release includes projections of our financial performance in 2004.  These are forward-looking statements, and they are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those we have projected.  Our projections for Boise Office Solutions depend greatly on our ability to successfully integrate OfficeMax and Boise Office Solutions.  The integration process involves many complex operational and personnel-related challenges.   Any costs, difficulties, or delays in the integration may negatively impact the financial performance of Boise Office Solutions.  The relationship between the supply and demand of paper and wood products heavily influences our financial performance in Boise Building Solutions and Boise Paper Solutions.  Weak demand, excess supply, changes in manufacturing capacity, or changes in our cost structures could cause our financial performance in these segments to differ materially from what we have projected.  All of our businesses operate in highly competitive markets.  Changes in the economy, both domestically and abroad, and changes in interest rates, employment rates, and even weather can change the competitive dynamics and financial performance of our businesses.  In July 2003, we announced that we would evaluate strategic alternatives for our paper and forest products businesses.  The timing, outcome, and implementation of that evaluation may significantly affect the company, its financial results, and its business prospects.  For further information about the risks that could cause our actual results to differ from those we project here, please refer to our 2003 annual report on Form 10-K.

BOISE CASCADE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(thousands, except per-share amounts)

	Three Months Ended
	March 31		December 31, 2003
	2004	2003

Sales	$3,529,654	$1,853,243	$2,352,318

Costs and expenses
Materials, labor, and other operating expenses	2,762,453	1,515,189	1,863,666
Depreciation, amortization, and cost of company timber harvested	98,349	75,582	81,001
Selling and distribution expenses	506,432	214,162	294,090
General and administrative expenses	72,889	35,373	49,540
Other (income) expense, net	(46,661)	11,152	21,666
	3,393,462	1,851,458	2,309,963

Equity in net income (loss) of affiliates	5,067	(59)	4,369

Income from operations	141,259	1,726	46,724

Interest expense	(40,652)	(32,191)	(37,634)
Interest income	484	114	533
Foreign exchange gain (loss)	180	956	(118)
	(39,988)	(31,121)	(37,219)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	101,271	(29,395)	9,505
Income tax (provision) benefit	(36,964)	10,652	(2,637)

Income (loss) before minority interest and cumulative effect of accounting changes	64,307	(18,743)	6,868
Minority interest, net of income tax	(842)	—	—

Income (loss) before cumulative effect of accounting changes	63,465	(18,743)	6,868
Cumulative effect of accounting changes, net of income tax	—	(8,803)	—

Net income (loss)	63,465	(27,546)	6,868
Preferred dividends	(3,366)	(3,266)	(3,317)

Net income (loss) applicable to common shareholders	$60,099	$(30,812)	$3,551

Net income (loss) per common share
Basic before cumulative effect of accounting changes	$0.70	$(0.38)	$0.05
Cumulative effect of accounting changes	—	(0.15)	—
Basic	$0.70	$(0.53)	$0.05

Diluted before cumulative effect of accounting changes	$0.66	$(0.38)	$0.05
Cumulative effect of accounting changes	—	(0.15)	—
Diluted	$0.66	$(0.53)	$0.05

SEGMENT INFORMATION

	Three Months Ended
	March 31		December 31, 2003
	2004	2003
	(unaudited, thousands)
Segment sales
Boise Office Solutions, Contract	$1,120,107	$938,279	$964,655
Boise Office Solutions, Retail	1,220,992	—	283,153
	2,341,099	938,279	1,247,808

Boise Building Solutions	851,539	574,644	776,324
Boise Paper Solutions	475,472	468,213	450,868
Intersegment eliminations and other	(138,456)	(127,893)	(122,682)
	$3,529,654	$1,853,243	$2,352,318

Segment income (loss)
Boise Office Solutions, Contract	$34,382	$20,672	$33,857
Boise Office Solutions, Retail	24,032	—	6,125
	58,414	20,672	39,982

Boise Building Solutions	68,422	(8,453)	37,630
Boise Paper Solutions	27,800	(685)	(14,408)
Corporate and Other	(12,713)	(8,738)	(16,065)
	141,923	2,796	47,139

Interest expense	(40,652)	(32,191)	(37,634)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	$101,271	$(29,395)	$9,505

Before special items

Segment income (loss)
Boise Office Solutions, Contract	$34,382	$29,895	$33,857
Boise Office Solutions, Retail	24,032	—	6,125
	58,414	29,895	39,982

Boise Building Solutions	68,422	(8,453)	52,329
Boise Paper Solutions	(32,115)	(484)	(14,408)
Corporate and Other	(12,713)	(8,048)	(16,065)
	82,008	12,910	61,838

Interest expense	(40,652)	(32,191)	(37,634)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	$41,356	$(19,281)	$24,204

(1)       Financial Information

The Consolidated Statements of Income (Loss) and Segment Information are unaudited statements, which do not include all Notes to Consolidated Financial Statements, and should be read in conjunction with the company’s 2003 Annual Report on Form 10-K.  Net income (loss) for the three months ended March 31, 2004 and 2003, and December 31, 2003, involved estimates and accruals.

Certain amounts in prior years’ financial statements have been reclassified to conform with the current year’s presentation.  These reclassifications did not affect net income (loss).

(2)       Reconciliation of Net Income (Loss) and Diluted Income (Loss) Per Share Before Special Items and the Cumulative Effect of Accounting Changes

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items enhances our investors’ overall understanding of our recurring operational performance.  Specifically, we believe the results before special items provide useful information to both investors and management by excluding gains and losses that are not indicative of our core operating results.

In the following tables, we reconcile our financial measures before special items to our reported financial results for the three months ended March 31, 2004 and 2003, and December 31, 2003 (see Notes 4, 5, and 6).

	Three Months Ended
	March 31, 2004			March 31, 2003
	As Reported	Special Items (a)	Before Special Items	As Reported	Special Items (b)	Before Special Items (c)
	(millions, except per-share amounts)

Boise Office Solutions, Contract	$34.4	$—	$34.4	$20.7	$9.2	$29.9
Boise Office Solutions, Retail	24.0	—	24.0	—	—	—
	58.4	—	58.4	20.7	9.2	29.9

Boise Building Solutions	68.4	—	68.4	(8.5)	—	(8.5)
Boise Paper Solutions	27.8	(59.9)	(32.1)	(0.7)	0.2	(0.5)
Corporate and Other	(12.7)	—	(12.7)	(8.7)	0.7	(8.0)
	141.9	(59.9)	82.0	2.8	10.1	12.9
Interest expense	(40.6)	—	(40.6)	(32.2)	—	(32.2)
Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	101.3	(59.9)	41.4	(29.4)	10.1	(19.3)
Income tax (provision) benefit	(37.0)	23.3	(13.7)	10.7	(4.0)	6.7
Income (loss) before minority interest and cumulative effect of accounting changes	64.3	(36.6)	27.7	(18.7)	6.1	(12.6)
Minority interest, net of income tax	(0.8)	—	(0.8)	—	—	—
Income (loss) before cumulative effect of accounting changes	63.5	(36.6)	26.9	(18.7)	6.1	(12.6)
Cumulative effect of accounting changes, net of income tax	—	—	—	(8.8)	8.8	—
Net income (loss)	$63.5	$(36.6)	$26.9	$(27.5)	$14.9	$(12.6)

Net income (loss) per common share (d)
Diluted before cumulative effect of accounting changes	$0.66	$(0.40)	$0.26	$(0.38)	$0.11	$(0.27)
Cumulative effect of accounting changes	—	—	—	(0.15)	0.15	—
Diluted	$0.66	$(0.40)	$0.26	$(0.53)	$0.26	$(0.27)

(a)  See Note 4 for a discussion of this special item.

(b)  See Notes 5 and Note 8 for a discussion of these special items.

(c)  Boise Office Solutions, Contract, operating margin of 3.2%, before the special item, was calculated based on $29.9 million of segment income.

(d)  Calculated using 91.3 million and 58.3 million average diluted shares outstanding for the three months ended March 31, 2004 and 2003 (see Note 9).

	Three Months Ended
	December 31, 2003
	As Reported	Special Items (a)	Before Special Items
	(millions, except per-share amounts)

Boise Office Solutions, Contract	$33.9	$—	$33.9
Boise Office Solutions, Retail	6.1	—	6.1
	40.0	—	40.0

Boise Building Solutions	37.6	14.7	52.3
Boise Paper Solutions	(14.4)	—	(14.4)
Corporate and Other	(16.1)	—	(16.1)
	47.1	14.7	61.8
Interest expense	(37.6)	—	(37.6)
Income before income taxes	9.5	14.7	24.2
Income tax provision	(2.6)	(5.7)	(8.3)

Net income	$6.9	$9.0	$15.9

Net income per common share (b)
Diluted	$0.05	$0.13	$0.18

(a)  See Note 6 for a discussion of this special item.

(b)  Calculated using 70.2 million average diluted shares outstanding.

(3)       Acquisition of OfficeMax

On December 9, 2003, we acquired OfficeMax, Inc.  OfficeMax is a subsidiary of Boise Cascade Corporation, and the results of OfficeMax operations after December 9, 2003, are included in our consolidated financial statements.  We paid OfficeMax shareholders $1.3 billion for the acquisition, paying 60% of the purchase price in Boise common stock and 40% in cash.  The $1.3 billion paid to OfficeMax shareholders consisted of $486.7 million in cash and the issuance of 27.3 million of Boise common shares valued at $808.2 million.  The value of the common shares issued was determined based on the average market price of our common shares over a ten-day trading period before the acquisition closed on December 9, 2003.

(4)       First Quarter 2004

On March 31, 2004, we sold approximately 79,000 acres of timberland located in western Louisiana for $84 million.  We recorded a $59.9 million gain in “Other income (expense)” in our Boise Paper Solutions segment.  This item increased net income $36.6 million after taxes.

(5)       First Quarter 2003

In first quarter 2003, we announced the termination of approximately 550 employees and recorded a pretax charge of $10.1 million for employee-related costs in “Other (income) expense, net” in our Consolidated Statement of Loss.  We recorded these costs in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 112, Employers’ Accounting for Postemployment Benefits.  We recorded $9.2 million in the Boise Office Solutions, Contract, segment; $0.2 million in the Boise Paper Solutions segment; and $0.7 million in our Corporate and Other segment.  Employee-related costs are primarily for severance payments, most of which were paid in 2003 with the remainder to be paid in 2004.  This item increased our net loss $6.1 million for the three months ended March 31, 2003.

(6)       Fourth Quarter 2003

In December 2003, we recorded a $14.7 million pretax charge for the write-down of impaired assets at our plywood and lumber operations in Yakima, Washington.  We also recorded $5.7 million of tax benefits associated with the write-down.  The write-down resulted from our internal review of the operations and indications of current market value.  We recorded the write-down in our Boise Building Solutions segment in “Other (income) expense, net,” and the tax benefits are included in “Income tax (provision) benefit” in the Consolidated Statements of Income for the three months ended December 31, 2003.  This item decreased net income $9.0 million after taxes for the three months ended December 31, 2003.

During first quarter 2004, we sold our plywood and lumber operations in Yakima, Washington.  The sale did not have a material impact on our financial position or results of operations.

(7)       Income Taxes

Our estimated effective tax provision rate for the three months ended March 31, 2004, was 36.5%, compared with an effective tax benefit rate of 36.2% for the three months ended March 31, 2003.  Our annual tax provision rate was 11.5% in 2003.  Before the special items discussed in Notes 5 and 6 above, our annual tax provision rate was 34%.  The difference between the estimated tax rates before special items was due to the sensitivity of the rate to changing income levels and the mix of domestic and foreign sources of income.

(8)       Cumulative Effect of Accounting Changes

Effective January 1, 2003, we adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs.  This statement requires us to record an asset and a liability (discounted) for the estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill’s expected useful life.  Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred.  Effective, January 1, 2003, we recorded a one-time after-tax charge of $4.1 million, or 7 cents per share, as a cumulative-effect adjustment for the difference between the amounts recognized in our consolidated financial statements prior to the adoption of this statement and the amount recognized after adopting the provisions of SFAS No. 143.

Effective January 1, 2003, we adopted an accounting change for vendor allowances to comply with the guidelines issued by the Financial Accounting Standards Board’s Emerging Issues Task Force (EITF) 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received From a Vendor.  Under the new guidance, vendor allowances reside in inventory with the product and are recognized when the product is sold, changing the timing of our recognition of these items.  This change resulted in a one-time, noncash, cumulative-effect adjustment of $4.7 million, or 8 cents per share.

(9)       Net Income (Loss) Per Common Share

Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by weighted average shares outstanding.  For the three months ended March 31, 2003, the computation of diluted loss per share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.

	Three Months Ended
	March 31		December 31, 2003
	2004	2003
	(Unaudited)
	(thousands, except per-share amounts)
BASIC
Income (loss) before cumulative effect of accounting changes	$63,465	$(18,743)	$6,868
Preferred dividends (a)	(3,366)	(3,266)	(3,317)
Basic income (loss) before cumulative effect of accounting changes	60,099	(22,009)	3,551
Cumulative effect of accounting changes, net of income tax	—	(8,803)	—
Basic income (loss)	$60,099	$(30,812)	$3,551

Average shares used to determine basic income (loss) per common share	86,075	58,289	65,313

Basic income (loss) per common share before cumulative effect of accounting changes	$0.70	$(0.38)	$0.05
Cumulative effect of accounting changes, net of income tax	—	(0.15)	—
Basic income (loss) per common share	$0.70	$(0.53)	$0.05

DILUTED
Basic income (loss) before cumulative effect of accounting changes	$60,099	$(22,009)	$3,551
Preferred dividends eliminated	3,366	—	3,317
Supplemental ESOP contribution	(3,063)	—	(3,007)
Diluted income (loss) before cumulative effect of accounting changes	60,402	(22,009)	3,861
Cumulative effect of accounting changes, net of income tax	—	(8,803)	—
Diluted income (loss)	$60,402	$(30,812)	$3,861

Average shares used to determine basic income (loss) per common share	86,075	58,289	65,313
Restricted stock, stock options, and other	1,883	—	1,582
Series D Convertible Preferred Stock	3,309	—	3,310
Average shares used to determine diluted income (loss) per common share	91,267	58,289	70,205

Diluted income (loss) per common share before cumulative effect of accounting changes	$0.66	$(0.38)	$0.05
Cumulative effect of accounting changes, net of income tax	—	(0.15)	—
Diluted income (loss) per common share	$0.66	$(0.53)	$0.05

(a)  Dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.